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                                                                Exhibit 10.3

                                      AGREEMENT

     THIS AGREEMENT dated as of September 1, 1999 between American Gaming & Entertainment, Ltd., a Delaware Corporation (the "Company"), and J. Douglas Wellington, President of the Company ("Lessor").

     WHEREAS, Lessor is performing his duties for the Company from his residence, and

     WHEREAS, the Company is saving the cost of an office for Lessor, and

     WHEREAS, as a result of the foregoing arrangement, Lessor is incurring increased utility costs and other expenses,

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

     1. The Company shall pay the Lessor one hundred dollars ($100) per month for each month that Lessor uses his residence in connection with his performance of his duties for the Company.

     2. If the residence of the Lessor is used for more than three days in a month by non-Company personnel (excluding Lia Potiris, consultant) in connection with the business of the Company, the Company shall pay the Lessor an additional four hundred fifty dollars ($450) for such month.

     IN WITNESS WHEREOF, the Company has caused this agreement to be signed by the Compensation Committee of the Board, and Lessor has executed this agreement, as of the day and the year first written above.


                                         AMERICAN GAMING & ENTERTAINMENT, LTD.

                                     By:  WILLIAM RAFFERTY
                                         ____________________________________
                                         Name: William Rafferty
                                         Title:   Compensation Committee

                                          J. DOUGLAS WELLINGTON
                                         ____________________________________
                                         J. Douglas Wellington


10K Edgar final full.doc